================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                   SCHEDULE TO

                               (AMENDMENT NO. 1)

                                  (RULE 13E-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                               AHL SERVICES, INC.
     (Name of Subject Company (Issuer) and Names of Filing Person (Offeror))

           OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $.01 PER SHARE,
               UNDER AHL SERVICES, INC. 1997 STOCK INCENTIVE PLAN
                         (Title of Class of Securities)

                                   001296 10 2
            (Cusip Number of Class of Securities of Underlying Stock)

                           --------------------------

                               A. CLAYTON PERFALL
                             CHIEF EXECUTIVE OFFICER
                               AHL SERVICES, INC.
                             3353 PEACHTREE ROAD, NE
                                   SUITE 1120
                             ATLANTA, GEORGIA 30326
                            TELEPHONE: (404) 684-3000
            (Name, Address and Telephone Number of Person Authorized
        to Receive Notices and Communications on Behalf of Filing Person)

                                 ---------------

                                    COPY TO:
                            PHILIP A. THEODORE, ESQ.
                                 KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                            TELEPHONE: (404) 572-4600

                                 ---------------

                            CALCULATION OF FILING FEE


========================================= ======================================
         TRANSACTION VALUATION*                   AMOUNT OF FILING FEE**
----------------------------------------- --------------------------------------
               $3,014,135                                  $603
========================================= ======================================


* Calculated solely for the purpose of determining the amount of the filing fee. This amount assumes that options to purchase 290,000 shares of common stock of AHL Services, Inc. having an aggregate value of $3,014,135 as of November 29, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the value of the transaction valuation.


**       Previously paid.


[ ] CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount Previously Paid:
                       --------------------------------------------------------

Form or Registration No.:
                         ------------------------------------------------------

Filing Party:
             ------------------------------------------------------------------

Date Filed:
           --------------------------------------------------------------------

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.

[X]      ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.

[ ]      GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.

[ ]      SCHEDULE 13D UNDER RULE 13D-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


                                  SCHEDULE TO

                             INTRODUCTORY STATEMENT

         This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by AHL Services, Inc. with the Securities and Exchange Commission on November 30, 2001, relating to our offer to eligible employees to exchange options to purchase shares of our common stock, par value $0.01 per share, upon the terms and subject to the conditions described in the Offer to Exchange dated November 30, 2001.

ITEM 4.  TERMS OF THE TRANSACTION.

         The information set forth in Exhibit (a)(8) is incorporated herein by reference.



ITEM 6.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         The information set forth in Exhibit (a)(8) is incorporated herein by reference.



ITEM 10. FINANCIAL STATEMENTS.

         The information set forth in Exhibit (a)(8) is incorporated herein by reference.

ITEM 12. EXHIBITS.

         (a)(1) Offer to Exchange, dated November 30, 2001.*

            (2) Form of Letter of Transmittal.*

            (3) E-mail communication to eligible AHL Services, Inc. employees dated November 30, 2001.*

            (4) Form of letter to eligible option holders.*

            (5) Form of written confirmation to option holders electing to participate in the Offer to Exchange.*

            (6) AHL Services, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 (incorporated herein by reference).

            (7) AHL Services, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001, (incorporated herein by reference).

            (8) Notice of Amendment to Offer to Exchange, dated December 12, 2001.**

         (b)  Not applicable.

         (d)(1) AHL Services, Inc. 1997 Stock Incentive Plan (incorporated herein by reference to AHL's Registration Statement on Form S-1 (File No. 333-20315)).

            (2) First Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated February 18, 1998.*

            (3) Second Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated October 1, 2001.*



            (4) Form of Stock Option Certificate for Key Employees pursuant to the AHL Services, Inc. 1997 Stock Incentive Plan.*

         (g) Not applicable.

         (h) Not applicable.

* Previously filed.
** Filed herewith.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               AHL Services, Inc.

                                               /s/ A. Clayton Perfall
                                               -----------------------------
                                               A. Clayton Perfall
                                               Chief Executive Officer

Date: December 12, 2001

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                                DESCRIPTION
-------  -----------------------------------------------------------------------

(a)(1)   Offer to Exchange, dated November 30, 2001.*

(a)(2)   Form of Letter of Transmittal.*

(a)(3)   E-mail communication to eligible AHL Services, Inc. employees dated
         November 30, 2001.*

(a)(4)   Form of letter to eligible option holders.*

(a)(5) Form of written confirmation to option holders electing to participate in the Offer to Exchange.*

(a)(6)   AHL Services, Inc. Annual Report on Form 10-K for its fiscal year ended
         December 31, 2000, filed with the Securities and Exchange Commission on
         March 30, 2001 (incorporated herein by reference).

(a)(7) AHL Services, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange
         Commission on November 14, 2001 (incorporated herein by reference).

(a)(8)   Notice of Amendment to Offer to Exchange, dated December 12, 2001.**

(b)      Not applicable.

(d)(1) AHL Services, Inc. 1997 Stock Incentive Plan (incorporated herein by reference to AHL's Registration Statement on Form S-1 (File No.
         333-20315)).

(d)(2) First Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated February 18, 1998.*

(d)(3) Second Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated October 1, 2001.*

(d)(4)   Form of Stock Option Certificate for Key Employees pursuant to the AHL
         Services, Inc. 1997 Stock Incentive Plan.*

(g)      Not applicable.

(h)      Not applicable.



-----------
* Previously filed.
** Filed herewith.


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